July 12, 2016

STRICTLY CONFIDENTIAL

OXIS International, Inc.
468 N. Camden Drive, 2nd Floor
Beverly Hills, California 90210
Attn:  Anthony J. Cataldo, Chief Executive Officer

Dear Mr. Cataldo:

This letter agreement (this "Agreement") constitutes the agreement between OXIS International, Inc. (the "Company") and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC ("Rodman"), that Rodman shall serve as the exclusive agent, advisor or underwriter in any offering (each, an "Offering") of securities of the Company ("Securities") during the Term (as defined below) of this Agreement.   Additionally, in the event that the Company undertakes a restructuring of its outstanding debt or equity securities, or engages in a strategic transaction during the Term, Rodman shall, at its option, be the exclusive investment banking firm in respect of such restructuring on commercially reasonable terms to be determined at the time of such restructuring, or in respect of any strategic transaction on the terms set forth in Paragraph B below.  The terms of each Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Rodman and nothing herein implies that Rodman would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities.  It is understood that Rodman's assistance in an Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Rodman deems appropriate under the circumstances and to the receipt of all internal approvals of Rodman in connection with the transaction.  The Company expressly acknowledges and agrees that Rodman's involvement in an Offering is strictly on a reasonable best efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions.  The execution of this Agreement does not constitute a commitment by Rodman to purchase the Securities and does not ensure a successful Offering of the Securities or the success of Rodman with respect to securing any other financing on behalf of the Company.  Rodman may retain other brokers, dealers, agents or underwriters on its behalf in connection with an Offering.

A. Compensation; Reimbursement.  At the closing of each Offering (each, a "Closing"), the Company shall compensate Rodman as follows:

1.	Cash Fee. The Company shall pay to Rodman a cash fee, or as to an underwritten Offering an underwriter discount, equal to 8% of the aggregate gross proceeds raised in each Offering.

2.
Warrant Coverage.  The Company shall issue to Rodman or its designees at each Closing, warrants (the "Rodman Warrants") to purchase that number of shares of common stock of the Company equal to 8% of the aggregate number of shares of Common Stock placed in each Offering (if the Securities are convertible or include a "greenshoe" or "additional investment" option component, such shares of Common Stock underlying such Securities or options).  If the Securities included in an Offering are non-convertible, the Rodman Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock.  The Rodman Warrants shall have the same terms as the warrants issued to investors in the applicable Offering.  If no warrants are issued to investors in an Offering, the Rodman Warrants shall be in a customary form reasonably acceptable to Rodman, have a term of 5 years and an exercise price equal to 110% of the then market price of the Common Stock.

3.
Common Stock Issuance.  The Company shall issue to Rodman or its designees on the date hereof, 1,000,000 shares of Common Stock (the "Shares"), which Shares shall be registered for resale on the next registration statement, if any, filed by the Company.

4.
Expense Allowance.  Out of the proceeds of each Closing, the Company agrees to reimburse Rodman for the following accountable expenses incurred in connection with an Offering: (a) up to $100,000 for legal fees and expenses incurred by Rodman, of which $25,000 shall be paid upon execution of this Agreement, (b) up to $15,000 for road show expenses, (c) up to $4,000 per background checks on individuals, not to exceed $20,000 in the aggregate, (d) up to $10,000 with respect to the fees and expenses of Rodman's clearing firm and (e) up to $5,000 for tombstone and other advertising efforts.  Notwithstanding anything herein to the contrary, such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement.

5.
Tail Fee.  Rodman shall be entitled to compensation under clauses (1) and (2) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind ("Tail Financing") to the extent that such financing or capital is provided to the Company by investors whom Rodman has arranged either a call or meeting with the Company or invested in a Offering during the Term, if such Tail Financing is consummated at any time within the 6-month period following the expiration or termination of this Agreement.

6.
Right of First Refusal.  If within the 12-month period following consummation of each Offering, the Company or any of its subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and the Company decides to retain a financial advisor for such transaction, Rodman (or any affiliate designated by Rodman) shall have the right to act as the Company's exclusive financial advisor for any such transaction; or (b) decides to finance or refinance any indebtedness using a manager or agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as lead manager, lead placement agent or lead agent with respect to such financing or refinancing; or (c) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as lead underwriter or lead placement agent for such financing. If Rodman or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

7. Payment In Kind.  Solely in connection with the closing on or about August 8, 2016 of $250,000 in principal amount of the 10% Senior Convertible Debenture due November 3, 2016, Rodman and the Company agree that H.C. Wainwright & Co., LLC or its designees shall receive 150,000 shares of Common Stock of the Company, contemporaneously with the closing, in lieu of the Cash Fee provided for in Section A.1. and the Expense Allowance provided for in Section A.4. of this Agreement.

B. Strategic Transactions. Rodman shall also serve as the Company's exclusive advisor for strategic transactions such as acquisitions or dispostions of assets; acquisitions of other businesses, by merger or otherwise; sale of the Company, by merger or otherwise; or licensing transactions, each a "Transaction", during the Term.

1. Licensing.  For a Transaction involving the licensing or sale of one or more of the Company's assets and/or the acquisition or licensing of another party's assets, not to exceed 50% of the enterprise value of the Company or the other party, respectively, Rodman shall be entitled to a Transaction Fee. The Transaction Fee shall be 7% of the total value of a licensing Transaction.

2. Merger. For a Transaction involving the licensing or sale of one or more of the Company's assets and/or the acquisition or licensing of another party's assets, exceeding 50% of the enterprise value of the Company or the other party, respectively, the Transaction Fee shall be calculated by applying the Double Lehman Formula (10% of the first $10M, 8% of the second $10M, 6% of the third $10M, 4% of the fourth $10M, and 2% of any amount thereafter) to the total value of the Transaction.

For the purposes of this Section B, total value is defined as the total value of all consideration (including cash, securities, debt and liabilities assumed, or other property) to be paid by the Company or to be paid to the Company under the terms of any agreement governing a Transaction, directly or indirectly, as mutually agreed upon by the Company and Rodman. Payment of any Transaction Fee(s) shall be in cash via wire transfer, or in a mix of cash and equity on terms mutually agreed upon by the Company and Rodman, and will be due upon the closing of any Transaction(s), and will be a condition to the closing of such Transaction(s). To the extent consideration in a Transaction is paid over time pursuant to the terms of the Transaction, the Transaction Fee will similarly be paid to Rodman as consideration is paid by or received by the Company.

Notwithstanding any other provision within this Agreement, the Transaction Fee described in this Section B shall be subject to a minimum threshold of $100,000 per Transaction.

C. Term and Termination of Engagement; Exclusivity as to Offerings.  The term of Rodman's exclusive engagement as to Offerings and Transactions will begin on the date hereof and end 12 months after the date hereof (the "Term")  Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement.  During Rodman's engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Rodman, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of a Offering. Furthermore, the Company agrees that during Rodman's engagement hereunder, all inquiries, whether direct or indirect, from prospective investors as to an Offering will be referred to Rodman and will be deemed to have been contacted by Rodman in connection with an Offering.

D. Information; Reliance.  The Company shall furnish, or cause to be furnished, to Rodman all information requested by Rodman for the purpose of rendering services hereunder (all such information being the "Information").  In addition, the Company agrees to make available to Rodman upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that Rodman (a) will use and rely on the Information, including any documents provided to investors in each Offering or in relation to a Transaction (the "Offering Documents" which shall include any Purchase Agreements (as defined below)), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company.  Upon reasonable request, the Company will meet with Rodman or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by Rodman thereof, including any document included or incorporated by reference therein.  At each Offering, at the request of Rodman, the Company shall deliver such legal letters, comfort letters and officer's certificates, all in form and substance satisfactory to Rodman and its counsel as is customary for such Offering.  Rodman shall be a third party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Documents, including representations, warranties, covenants and closing conditions made to any investor in an Offering.

E. Related Agreements.  At each Offering, the Company shall enter into the following additional agreements:

a.
Underwritten Offering.  If an Offering is an underwritten Offering, the Company and Rodman shall enter into a customary underwriting agreement in form and substance satisfactory to Rodman and its counsel.

b.
Best Efforts Offering.  If an Offering is on a best efforts basis, the sale of Securities to the investors in the Offering will be evidenced by a purchase agreement ("Purchase Agreement") between the Company and such investors in a form reasonably satisfactory to the Company and Rodman.  Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

c.
Escrow and Settlement.  In respect of each Offering, the Company and Rodman shall enter into an escrow agreement with a third party escrow agent, which may also be Rodman's clearing agent, pursuant to which Rodman's compensation and expenses shall be paid from the gross proceeds of the Securities sold.  If the Offering is settled in whole or in part via delivery versus payment ("DVP"), Rodman shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall bear the cost of the escrow agent and shall reimburse Rodman for the actual out of pocket cost of such clearing agent settlement and financing, if any.

d.
FINRA Amendments.  Notwithstanding anything herein to the contrary, in the event that Rodman determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting agreement) in writing upon the request of Rodman to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

F. Confidentiality.  In the event of the consummation or public announcement of any Offering or Transaction, Rodman shall have the right to disclose its participation in such Offering or Transaction, at its cost of "tombstone" advertisements in financial and other newspapers and journals.

G. Indemnity.

1. In connection with the Company's engagement of Rodman as Offering and/or Transaction agent, the Company hereby agrees to indemnify and hold harmless Rodman and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Rodman, or (B) otherwise relate to or arise out of Rodman's activities on the Company's behalf under Rodman's engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of Rodman except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of Rodman, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Rodman is the Indemnified Person), the Company and Rodman shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Rodman on the other, in connection with Rodman's engagement referred to above, subject to the limitation that in no event shall the amount of Rodman's contribution to such Claim exceed the amount of fees actually received by Rodman from the Company pursuant to Rodman's engagement.  The Company hereby agrees that the relative benefits to the Company, on the one hand, and Rodman on the other, with respect to Rodman's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Offering or Transaction (whether or not consummated) for which Rodman is engaged to render services bears to (b) the fee paid or proposed to be paid to Rodman in connection with such engagement.

5. The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

H. Limitation of Engagement to the Company.  The Company acknowledges that Rodman has been retained only by the Company, that Rodman is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of Rodman is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Rodman or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), employees or agents.  Unless otherwise expressly agreed in writing by Rodman, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Rodman, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendation or advice, written or oral, given by Rodman to the Company in connection with Rodman's engagement is intended solely for the benefit and use of the Company's management and directors in considering a possible Offering or Transaction, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.  Rodman shall not have the authority to make any commitment binding on the Company.  The Company, in its sole discretion, shall have the right to reject any investor or strategic counterparty introduced to it by Rodman.

I. Limitation of Rodman's Liability to the Company.  Rodman and the Company further agree that neither Rodman nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Rodman and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Rodman.

J. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York.  The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York.  In the event Rodman or any Indemnified Person is successful in  any action, or suit  against the Company, arising out of or relating to this Agreement,  the final judgment or award  entered shall be entitled to have and recover from the Company the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees.  Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Rodman and the Company.

K. Notices.  All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to Rodman, at the address set forth on the first page hereof, e-mail: notices@rodm.com, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, fax number: __________________, Attention: Chief Executive Officer.  Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

L. Conflicts.  The Company acknowledges that Rodman and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Rodman may acquire information of interest to the Company. Rodman shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

M. Anti-Money Laundering.  To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

N. Miscellaneous.  The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.   This Agreement shall not be modified or amended except in writing signed by Rodman and the Company.  This Agreement shall be binding upon and inure to the benefit of both Rodman and the Company and their respective assigns, successors, and legal representatives.  This Agreement constitutes the entire agreement of Rodman and the Company with respect to Offerings and Transactions and supersedes any prior agreements with respect to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Rodman and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

 Very truly yours,

RODMAN & RENSHAW, A UNIT OF H.C. WAINWRIGHT & CO., LLC

 By: /s/ Mark W.Viklund
      Name: Mark W. Viklund
      Title: Chief Executive Officer

Accepted and Agreed:

OXIS INTERNATIONAL, INC.

By: /s/Anthony J. Cataldo
 Name: Anthony J. Cataldo
Title: Chief Executive Officer

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